Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Rentals Reports

Third Quarter 2024 Results

BATON ROUGE, La. -- (October 29, 2024) -- H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E”, the “Company”, d/b/a "H&E Rentals") today reported financial results for the third quarter ended September 30, 2024. The report includes the Company's branch expansion achievements, with the addition of eight new locations in the third quarter, expanding the Company's branch network to 157 locations across 32 states.

THIRD QUARTER 2024 SUMMARY WITH A COMPARISON TO THIRD QUARTER 2023

•
Revenues declined 4.0% to $384.9 million compared to $400.7 million.
•
Net income was $31.1 million compared to $48.9 million. The effective income tax rate was 28.3% compared to 26.1%.
•
Adjusted EBITDA totaled $175.3 million, a decrease of 8.4% compared to $191.4 million. Adjusted EBITDA margins were 45.6% of revenues compared to 47.8%.
•
Total equipment rental revenues were $326.2 million, an increase of $10.4 million, or 3.3%, compared to $315.8 million. Rental revenues were $288.1 million, an increase of $7.8 million, or 2.8%, compared to $280.3 million.
•
Sales of rental equipment decreased 47.3% to $27.8 million compared to $52.7 million.
•
Gross margin declined to 44.5% compared to 47.0%.
•
Total equipment rental gross margins were 45.3% compared to 47.4%. Rental gross margins were 51.2% compared to 53.3%.
•
Average time utilization (based on original equipment cost) was 67.6% compared to 70.0%. The Company’s rental fleet, based on original equipment cost, closed the third quarter of 2024 at slightly below $3.0 billion, an increase of $220.1 million, or 8.1%.
•
Average rental rates declined 0.1% compared to the third quarter of 2023, and declined 0.6% compared to the second quarter of 2024.
•
Dollar utilization was 39.4% compared to 41.5% in the third quarter of 2023 and 38.6% in the second quarter of 2024.

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H&E Rentals Reports Third Quarter 2024 Results

October 29, 2024

•
Average rental fleet age on September 30, 2024, was 40.8 months compared to an industry average age of 47.9 months.
•
Paid regular quarterly cash dividend of $0.275 per share of common stock.

“Industry fundamentals in the third quarter continued to trail year-ago measures,” said Brad Barber, chief executive officer of H&E Rentals. “Physical fleet utilization averaged 67.6%, or 240 basis points below the third quarter of 2023, evidence of the lower customer demand and a lingering modest oversupply of equipment. On a sequential quarterly basis, utilization improved 120 basis points. In addition, rental rates declined 0.1% compared to the prior-year quarter and were down 0.6% from the second quarter of 2024. Despite weakness in these key metrics, rental revenues grew 2.8% compared to the year-ago quarter due largely to the steady expansion of our branch count since the close of the third quarter of 2023. Finally, gross fleet expenditures in the quarter were $131.3 million, resulting in gross expenditures through the first nine months of 2024 of $327.8 million. We concluded the third quarter with a fleet original equipment cost of slightly below $3.0 billion."

Mr. Barber acknowledged the Company’s impressive expansion achievements, noting, “A record number of eight branches were added in the third quarter, while a ninth branch was opened in the month of October. The strong outcome reflected the outstanding execution of our accelerated new location program, which has achieved a record 16 additional locations in 2024, exceeding our stated expansion expectation. Our U.S. geographic coverage through September 30, 2024 improved to 157 locations across 32 states. When accounting for both new locations and branches added through acquisition, our branch count is up more than 14% in 2024 and approximately 54% since the close of 2021. Both measures are dominant accomplishments in our industry.”

With the final quarter of 2024 underway, Mr. Barber provided updated expectations for the rental equipment industry, stating, “Construction spending in the U.S. continues to demonstrate the slowing rate of growth observed over the first half of 2024. We believe a trend of moderating activity will persist through the remainder of the year, with physical fleet utilization and rental rates below year-ago measures. Beyond the fourth quarter, the developing outlook for our industry is more encouraging into 2025. The Dodge Momentum Index (DMI), a leading indicator of construction spending, has exhibited gains for five of the last six months, while construction employment remains on a steady upward trajectory. Also, a cycle of easing interest rates is expected to have positive implications for local construction activity as projects are reevaluated under more favorable lending conditions. Finally, the strong expansion of mega projects remains a significant driver of growth for our industry, both today and into the future. Our branch expansion has led to a greater and more diverse exposure to mega projects, including a growing presence on data centers, solar and wind farms and LNG export facilities.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2024

Revenue

Total revenues were $384.9 million in the third quarter, a decline of 4.0% compared to $400.7 million in the third quarter of 2023. Total equipment rental revenues of $326.2 million improved 3.3% compared to $315.8 million in the third quarter of 2023. Rental revenues of $288.1 million increased 2.8% compared to $280.3 million in the third quarter of 2023. Sales of rental equipment totaled $27.8 million, a decrease of 47.3% compared to $52.7 million in the third quarter of 2023.

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H&E Rentals Reports Third Quarter 2024 Results

October 29, 2024

Sales of new equipment of $14.1 million increased 11.2% compared to $12.6 million in the same quarter of 2023.

Gross Profit

Gross profit totaled $171.5 million in the third quarter of 2024, a decrease of 9.0% compared to $188.4 million in the third quarter of 2023. Gross margin declined to 44.5% for the third quarter of 2024 compared to 47.0% for the same quarter in 2023. On a segment basis, gross margin on total equipment rentals was 45.3% in the third quarter of 2024 compared to 47.4% in the third quarter of 2023. Rental margins were 51.2% compared to 53.3% over the same period of comparison. Rental rates in the third quarter of 2024 declined 0.1% compared to the third quarter of 2023. Time utilization (based on original equipment cost) was 67.6% in the third quarter of 2024 compared to 70.0% in the third quarter of 2023. Gross margins on sales of rental equipment improved to 60.2% in the third quarter of 2024 compared to 58.5% in third quarter of 2023. Gross margins on sales of new equipment were 19.8% in the third quarter of 2024 compared to 13.2% over the same period of comparison.

Rental Fleet

The original equipment cost of the Company’s rental fleet as of September 30, 2024, was slightly below $3.0 billion, representing an increase of $220.1 million, or 8.1%, compared to the end of the third quarter of 2023. Dollar utilization in the third quarter of 2024 was 39.4% compared to 41.5% in the third quarter of 2023.

Selling, General and Administrative Expenses

Selling, General, and Administrative ("SG&A") expenses for the third quarter of 2024 were $112.4 million, an increase of $8.2 million, or 7.9%, compared to $104.2 million in the third quarter of 2023. The increase was primarily due to higher expenses associated with facilities and depreciation and amortization, as well as employee salaries, wages, payroll taxes and other related employee expenses. SG&A expenses in the third quarter of 2024 as a percentage of total revenues were 29.2% compared to 26.0% in the third quarter of 2023. Approximately $11.0 million of the increase in SG&A expenses in the third quarter of 2024 were attributable to a combined 27 branches opened or acquired during or after the third quarter of 2023.

Income from Operations

Income from operations for the third quarter of 2024 was $60.7 million, or 15.8% of revenues, compared to $79.2 million, or 19.8% of revenues, in the third quarter of 2023. Results in the year-ago quarter included a $5.7 million non-cash goodwill impairment charge. Adjusted income from operations in the third quarter of 2023, excluding the impairment charge was $84.9 million, or 21.2% of revenues.

Interest Expense

Interest expense was $18.8 million for the third quarter of 2024, compared to $16.1 million in the third quarter of 2023.

Net Income

Net income in the third quarter of 2024 was $31.1 million, or $0.85 per diluted share, compared to net income in the third quarter of 2023 of $48.9 million, or $1.35 per diluted share. Results in the year-ago quarter included a pre-tax $5.7 million non-cash goodwill impairment charge. Adjusted net income, excluding the impairment charge in the third quarter of 2023 was $53.0 million, or $1.46 per diluted share. The effective income tax rate for the third quarter of 2024 was 28.3% compared to an effective income tax rate of 26.1% in the same quarter of 2023.

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H&E Rentals Reports Third Quarter 2024 Results

October 29, 2024

Adjusted EBITDA

Adjusted EBITDA in the third quarter of 2024 totaled $175.3 million, or 45.6% of revenues, compared to $191.4 million, or 47.8% of revenues, in the same quarter of 2023.

Non-GAAP Financial Measures

This press release contains certain non-GAAP (generally accepted accounting principles) measures (EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Income from Operations, Adjusted Net Income, Adjusted Net Income per share and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below. EBITDA and Adjusted EBITDA are non-GAAP measures as defined under the rules of the Securities and Exchange Commission ("SEC"). We define Adjusted EBITDA for the periods presented as EBITDA adjusted for non-cash stock-based compensation expense and the impairment of goodwill. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues.

We use EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin have material limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. We consider them useful tools to assist us in evaluating performance because it eliminates items related to components of our capital structure, taxes and non-cash charges. The items that we have eliminated in determining EBITDA for the periods presented are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets. For Adjusted EBITDA, we eliminate non-cash items such as non-cash stock-based compensation expense and any other non-recurring items described above applicable to the particular period. However, some of these eliminated items are necessary to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment; and (iv) stock compensation expense while non-cash, is an element of our costs. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our consolidated balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin as performance measures and also consider our GAAP results. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of our financial performance or liquidity under GAAP and, accordingly, should not be considered alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly titled measures used by other companies.

We use Adjusted Income from Operations, Adjusted Net Income and Adjusted Net Income per Share ("Adjusted Income Measures") in our business operations to, among other things, analyze our financial performance on a comparative period basis without the effects of significant one-time, non-recurring items. We define the Adjusted Income Measures for the periods presented as Income from Operations, Net Income and Net Income per Share, respectively, adjusted for the impairment of goodwill. Additionally, we believe Adjusted Income Measures, in combination with

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H&E Rentals Reports Third Quarter 2024 Results

October 29, 2024

financial results calculated in accordance with GAAP, provide investors with useful information and additional perspective concerning future profitability. However, Adjusted Income Measures are not measurements of our financial performance under GAAP and, accordingly, should not be considered in isolation or as alternatives to GAAP Income from Operations, Net Income and Net Income per Share. Because Adjusted Income Measures may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly titled measures used by other companies.

We have presented in a supplemental schedule the disaggregation of our equipment rental revenues to provide further detail in evaluating the period over period performance of our rental business relative to equipment rental gross profit and equipment rental gross margin and believe these non-GAAP measures may be useful to investors for this reason. However, you should not consider this in isolation, or as substitutes for analysis of our results as reported under GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the financial tables accompanying this earnings release.

Conference Call

The Company’s management will hold a conference call to discuss third quarter 2024 results today, October 29, 2024, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 844-887-9400 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on October 29, 2024, and will continue through November 12, 2024, by dialing 877-344-7529 and entering the confirmation code 3897091.

The live broadcast of H&E's quarterly conference call will be available online at herentals.com on October 29, 2024, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at herentals.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Rentals

Founded in 1961, H&E is one of the largest rental equipment companies in the nation. The Company’s fleet is comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies and has branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic and geopolitical conditions in North America and elsewhere throughout the globe and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve (including as a result of current uncertainty due to inflation and increasing interest rates); (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) trends in oil and natural gas which could adversely affect the demand for

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H&E Rentals Reports Third Quarter 2024 Results

October 29, 2024

our products and services; (5) our inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties, supplier relationships or other factors; (6) increased maintenance and repair costs as our fleet ages and decreases in our equipment’s residual value; (7) risks related to a global pandemic and similar health concerns, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our ability to consummate such acquisitions; (10) our ability to integrate any businesses or assets we acquire; (11) competitive pressures; (12) security breaches, cybersecurity attacks, increased adoption of artificial intelligence technologies, failure to protect personal information, compliance with data protection laws and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) risks related to climate change and climate change regulation; (15) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (16) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Rentals Reports Third Quarter 2024 Results

October 29, 2024

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Equipment rentals	$326,219	$315,811	$933,900	$869,278
Sales of rental equipment	27,790	52,708	110,842	124,476
Sales of new equipment	14,054	12,633	35,136	29,308
Parts, service and other	16,799	19,544	52,623	60,348
Total revenues	384,862	400,696	1,132,501	1,083,410
Cost of revenues:
Rental depreciation	95,194	90,361	278,990	258,146
Rental expense	45,494	40,545	131,423	117,169
Rental other	37,687	35,056	105,499	93,381
	178,375	165,962	515,912	468,696
Sales of rental equipment	11,057	21,893	42,006	51,396
Sales of new equipment	11,266	10,962	28,777	25,278
Parts, service and other	12,710	13,496	38,207	39,918
Total cost of revenues	213,408	212,313	624,902	585,288
Gross profit	171,454	188,383	507,599	498,122
Selling, general and administrative expenses	112,449	104,218	338,558	298,812
Impairment of goodwill	—	(5,714)	—	(5,714)
Gain on sales of property and equipment, net	1,664	763	6,449	1,866
Income from operations	60,669	79,214	175,490	195,462
Other income (expense):
Interest expense	(18,771)	(16,145)	(55,364)	(44,542)
Other, net	1,448	3,071	4,482	5,851
Total other expense, net	(17,323)	(13,074)	(50,882)	(38,691)
Income from operations before provision for income taxes	43,346	66,140	124,608	156,771
Provision for income taxes	12,278	17,261	34,390	41,002
Net income	$31,068	$48,879	$90,218	$115,769

Net income per common share:
Basic	$0.86	$1.35	$2.49	$3.21
Diluted	$0.85	$1.35	$2.47	$3.19
Weighted average common shares outstanding:
Basic	36,300	36,134	36,249	36,078
Diluted	36,459	36,322	36,497	36,326

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H&E Rentals Reports Third Quarter 2024 Results

October 29, 2024

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	September 30, 2024	December 31, 2023
Cash	$11,083	$8,500
Rental equipment, net	1,924,653	1,756,578
Total assets	2,892,666	2,639,886
Total debt (1)	1,530,423	1,434,661
Total liabilities	2,295,454	2,105,597
Stockholders' equity	597,212	534,289
Total liabilities and stockholders' equity	$2,892,666	$2,639,886

(1)
Total debt consists of the aggregate amounts on the senior unsecured notes, senior secured credit facility, and finance lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30, 2023
	As Reported	Adjustment	As Adjusted
Gross profit	$188,383	$—	$188,383
Selling, general and administrative expenses	104,218	—	104,218
Impairment of goodwill	(5,714)	5,714	—
Gain on sale of property and equipment, net	763	—	763
Income from operations	79,214	5,714	84,928
Interest expense	(16,145)	—	(16,145)
Other income, net	3,071	—	3,071
Income from operations before provision for income taxes	66,140	5,714	71,854
Provision for income taxes	17,261	1,585	18,846
Net income	$48,879	$4,129	$53,008

NET INCOME PER SHARE (1)
Basic - Net income per common share:	$1.35	$0.11	$1.47
Basic - Weighted average common shares outstanding:	36,134	36,134	36,134

Diluted - Net income per common share	$1.35	$0.11	$1.46
Diluted - Weighted average common shares outstanding:	36,322	36,322	36,322

(1)
Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

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H&E Rentals Reports Third Quarter 2024 Results

October 29, 2024

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Nine Months Ended September 30, 2023
	As Reported	Adjustment	As Adjusted
Gross profit	$498,122	$—	$498,122
Selling, general and administrative expenses	298,812	—	298,812
Impairment of goodwill	(5,714)	5,714	—
Gain on sale of property and equipment, net	1,866	—	1,866
Income from operations	195,462	5,714	201,176
Interest expense	(44,542)	—	(44,542)
Other income, net	5,851	—	5,851
Income from operations before provision for income taxes	156,771	5,714	162,485
Provision for income taxes	41,002	1,585	42,587
Net income	$115,769	$4,129	$119,898

NET INCOME PER SHARE (1)
Basic - Net income per common share:	$3.21	$0.11	$3.32
Basic - Weighted average common shares outstanding:	36,078	36,078	36,078

Diluted - Net income per common share	$3.19	$0.11	$3.30
Diluted - Weighted average common shares outstanding:	36,326	36,326	36,326

(1)
Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net Income	$31,068	$48,879	$90,218	$115,769
Interest Expense	18,771	16,145	55,364	44,542
Provision for income taxes	12,278	17,261	34,390	41,002
Depreciation	108,014	99,437	314,056	283,629
Amortization of intangibles	2,598	1,683	7,668	5,048

EBITDA	$172,729	$183,405	$501,696	$489,990

Non-cash stock-based compensation expense	$2,616	$2,275	$8,606	$7,304
Impairment of goodwill	—	5,714	—	5,714

Adjusted EBITDA	$175,345	$191,394	$510,302	$503,008

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H&E Rentals Reports Third Quarter 2024 Results

October 29, 2024

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
RENTAL
Equipment rentals (1)	$288,094	$280,257	$825,308	$771,056
Rental other	38,125	35,554	108,592	98,222
Total equipment rentals	326,219	315,811	933,900	869,278

RENTAL COST OF SALES
Rental depreciation	95,194	90,361	278,990	258,146
Rental expense	45,494	40,545	131,423	117,169
Rental other	37,687	35,056	105,499	93,381
Total rental cost of sales	178,375	165,962	515,912	468,696

RENTAL REVENUES GROSS PROFIT
Equipment rentals	147,406	149,351	414,895	395,741
Rentals other	438	498	3,093	4,841
Total rental revenues gross profit	$147,844	$149,849	$417,988	$400,582

RENTAL REVENUES GROSS MARGIN
Equipment rentals	51.2%	53.3%	50.3%	51.3%
Rentals other	1.1%	1.4%	2.8%	4.9%
Total rental revenues gross margin	45.3%	47.4%	44.8%	46.1%

(1)
Pursuant to SEC Regulation S-X, the Company's equipment rental revenues are aggregated and presented in our unaudited condensed consolidated statements of operations in this press release as a single line item, “Equipment Rentals.” The above table disaggregates the Company's equipment rental revenues for discussion and analysis purposes only.

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